EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for June 2011

WHITE PLAINS, N.Y., June 13, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its June newsletter today.

Size has its advantages

As we near the end of our third fiscal quarter, the pick-up in M&A activity in the middle and lower middle markets appears to be in full swing. The increase in deal flow referenced during last month's earnings conference call for the prior quarter—which predominantly represented deals in the auction stage—is now translating into a greatly increased appetite for loans. As demand fully absorbs the supply of available capital, we are seeing early signs of a price recovery—a trend that especially applies to the substantial premium in second lien securities. We anticipate that heightened demand will continue near term, as the pipeline remains close to record levels and investment banks are experiencing brisk new-product activity. With close to $1 billion of assets under management, our size allows us to increase our deal sizes, attract new sponsors and further deepen our existing sponsor relationships.

Strong, Quality Deal Flow

We have closed $79 million of net originations so far this quarter and expect to close on a number of additional investments before quarter end. Deals are emanating from both existing sponsors and new relationships. In particular, our recently opened Chicago office has contributed to this volume. Based on our robust pipeline, our outlook for next quarter's deal flow remains upbeat.

Throughout this expansion, however, we have stayed vigilant regarding quality and relative safety. Our portfolio consists of roughly 85% first lien investments and we remain disciplined and proactive with our portfolio management approach. We believe that we are well-positioned in case of an economic downturn. As a leader in one-stop solutions, we continue to believe that this product offers the strongest risk-adjusted returns.

Second SBIC License Underway

We are delighted to announce that we recently received a green light letter to apply for a second license from the United States Small Business Administration ("SBA"). Having a second SBIC license would enable us to continue to provide financing solutions to smaller companies by allowing us to issue up to an additional $75 million of SBA-guaranteed debentures, subject to us receiving an SBA capital commitment. In fact, through our first SBIC license, we have already (through March 31, 2011) issued $138.3 million of debentures at a weighted average interest rate of 3.6% per annum. The debentures have a ten-year maturity and their interest rate is fixed. We look forward to the ongoing successful deployment of capital through our relationship with the SBA. There can be no assurance that we will receive a second license or an additional capital commitment from the SBA.

Forging New Alliances

Cultivating a large, strategic relationship with a leading multi-national bank has also been a significant focus of late. This relationship would help us achieve the twin objectives of meeting the capacity needs of our senior secured loans while providing long-term, lower cost financing. Currently we are only in the early stages of this process, although we hope to progress to a more structured deal by our next quarterly earnings conference call in August.

Rewarding Our Shareholders

We remain on target to distribute between 90% and 100% of distributable income for the year, having declared our monthly dividend through September, representing an annualized payout of $1.28 per share. Maintaining a consistent monthly dividend for our investors continues to be an important, firm-wide goal.

In our last Form 10-Q filing, we added a table demonstrating the positive impact that higher interest rates are projected to have on our portfolio. As our floating rate securities—which currently represent approximately 60% of the portfolio—approach our target of 75%, we expect the potential beneficial increase in net investment income to improve simultaneously. In addition, it is important to note that almost all of the securities we are currently underwriting have a LIBOR floor of less than 2%. This will allow rate increases in the investments as interest rates begin to rise.

The Future Looks Bright

The entire team is working hard as Fifth Street continues to grow and gain market share within the private equity community. We plan to deepen our bench in the coming months as well as extend our Chicago footprint. We look forward to reporting continued progress towards our goals.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com